                                                                    EXHIBIT 11.1


                             MEDI-JECT CORPORATION
                       Computation of Earnings per Share



                                             9 months ended     3 months ended
                                           September 30, 1996  September 30, 1996
                                           -------------------------------------

Net Loss                                       (1,735,794)          (551,616)

Pro Forma Per Share Data:
  Shares of common stock and
  common stock equivalents:
      Number of common shares outstanding       4,725,633          4,725,633
      Effect of outstanding stock options          96,450             96,450
      Effect of incremental shares                438,797            438,797
                                                ---------           --------

                                                5,260,880          5,260,880
                                                =========          =========

Pro Forma Net loss per Common Share                  (.33)              (.10)


Note: Shares outstanding and the effect of stock options and warrants and the incremental effect of shares issued below the IPO price within the past 12 months were calculated pursuant to the rules of Staff Accounting Bulletin 4:D.